EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF CROSS TIMBERS ROYALTY TRUST APPEARS HERE]

CROSS TIMBERS ROYALTY TRUST

DECLARES FEBRUARY CASH DISTRIBUTION

Dallas, Texas, February 17, 2022 – Simmons Bank, as Trustee of the Cross Timbers Royalty Trust (NYSE:CRT), today declared a cash distribution to the holders of its units of beneficial interest of $0.100915 per unit, payable on March 14, 2022, to unitholders of record on February 28, 2022. The following table shows underlying oil and gas sales and average prices attributable to the current month and prior month distributions.

	Underlying Sales
	Volumes (a)		Average Price
	Oil (Bbls)	Gas (Mcf)	Oil (per Bbl)	Gas (per Mcf)
Current Month Distribution	16,000	83,000	$71.53	$7.78
Prior Month Distribution	85,000	94,000	$55.83	$7.35

(a)	Sales volumes are recorded in the month the Trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

Prior Month Distribution

XTO Energy has advised the Trustee that out of period adjustments in the Texas Working Interest net profits interests had a significant impact on the oil sales volumes and average prices reported in the January 2022 distribution. XTO Energy has advised the Trustee that these adjustments were primarily a timing issue due to receipt of oil sales of approximately 70,000 Bbls from the operator of the North Cowden Unit that had been reversed by the oil purchaser in the October 2021 distribution. XTO Energy has advised the Trustee that the average price received for these oil sales was approximately $52.00 per Bbl.

Excess Costs

XTO Energy has advised the Trustee that $131,000 of excess costs were recovered on properties underlying the Texas Working Interest net profits interests. However, after the partial recovery, there were no remaining proceeds from the properties underlying the Texas Working Interest net profits interests to be included in this month’s distribution. Underlying cumulative excess costs remaining on the Texas Working Interest net profits interests after the current month’s distribution total $2.4 million, including accrued interest of $562,000.

XTO Energy has advised the Trustee that excess costs increased by $303,000 on properties underlying the Oklahoma Working Interest net profits interests primarily because of drilling and recompletion costs from the Hewitt Unit. However, these excess costs did not reduce net proceeds from the remaining conveyances. Underlying cumulative excess costs remaining on the Oklahoma Working Interest net profits interests after the current month’s distribution total $0.3 million.

For more information on the Trust, please visit our web site at www.crt-crosstimbers.com.

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Contact:	Nancy Willis Vice President Simmons Bank, Trustee 855-588-7839